Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS JANUARY COMP STORE SALES DOWN 3.6%

Reduces number of planned store projects

CITY of INDUSTRY, CA, February 6, 2008 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) today announced the sales results for its fiscal month of January as well as its fourth quarter and fiscal year (four weeks, thirteen weeks and fifty-two weeks, respectively, ended February 2, 2008). A summary of the sales results by division (including internet) is as follows:

	Net Sales (1)		Comparable Store Sales % Change (2)
	$ Millions	% Change to Last Year
JANUARY:
Hot Topic	$32.4	-27.4%	-4.4%
Torrid	$8.8	-6.1%	0.8%
Total Co.	$41.2	-23.7%	-3.6%
FOURTH QUARTER:
Hot Topic	$183.3	-11.4%	-7.2%
Torrid	$37.2	10.5%	-0.4%
Total Co.	$220.5	-8.3%	-6.3%
FISCAL YEAR:
Total Co.	$728.0	-3.1%	-4.4%

(1)	Each of the current periods includes one less week as compared to last year. Fiscal 2007 was a 52-week year, compared to a 53-week year in fiscal 2006. The net sales % change to last year compares the current fiscal periods to last year’s reported fiscal periods, ended February 3, 2007.
(2)	Compares the current fiscal periods to the corresponding periods from the previous fiscal year.

The company also announced that it has reduced the number of store projects planned for fiscal 2008 (52 weeks ending January 31, 2009). The company now expects to open approximately 10 Torrid stores during the year, 15 to 20 less than previously announced. In addition, the company now expects to remodel or relocate 25 Hot Topic stores during the year, 5 less than previously announced. Based upon the reduced number of store projects, the company now expects capital expenditures for the full year of fiscal 2008 to be in the range of $24 to $26 million. The company previously issued guidance for fiscal 2008 capital expenditures in the range of $28 to $30 million.

The company reiterated its fourth quarter earnings guidance of $0.25 to $0.29 per diluted share, compared to fourth quarter earnings of $0.20 per diluted share last year.

For more detailed information relating to the above matters, please call 626-709-1209 to listen to a recorded commentary.

Additionally, a conference call to discuss fourth quarter and fiscal year end results, business trends, guidance and other matters is scheduled for March 12, 2008 at 4:30 PM (ET). The live conference call number is 888-679-8034, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website at http://investorrelations.hottopic.com. Participants who would like to pre-register for the conference call may do so by accessing the company’s Event Calendar on the Investor Relations website and using the pass code 46886742 (or the numeric touchtone spelling of “Hot Topic”). A replay of the conference call will be available at 888-286-8010, pass code 19194201, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of February 2, 2008 the company operated 690 Hot Topic stores in all 50 states and Puerto Rico, 151 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2007. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Investor Relations 626-839-4681 x2173